            THIS AGREEMENT made as of this 24th day of September, 1998

BETWEEN:

            SSA COUPON LTD., a company duly incorporated and validly existing under the laws of British Columbia having its registered and records offices at 1230B 4700 Kingsway, Burnaby, British Columbia, V5H 4M1

            (the "Company")

AND:

            WILLIAM FREDRIC MURRAY, Attorney, of 3343 Highland Boulevard, North Vancouver, British Columbia, VV7R 2Y2

            ("WFM")

WHEREAS:

A. The Company was incorporated for the purpose of developing, exploiting and marketing an internet web search engine and data base as an internet portal (the "Project").

B. Maurice Simpson was the originator of the concept has been instrumental in developing the concept for the search engine and data base and working with programmers and others on the Project.

C. WFM is an attorney practicing law in partnership under the name Metro Law Office, which partnership are the lawyers to the Company and the Company desires to retain WFM as its President on a long term basis and WFM has agreed act as the Company's President on the terms and conditions hereinafter contained.

      WITNESSETH that in consideration of the premises herein contained and subject to the terms and conditions hereinafter set out the parties hereto agree as follows:

1. WFM shall serve the Company as its President with the usual powers of such office subject to such general policy restrictions and such restrictions as to specific matters as may be established by the Directors of the Company and shall provide such management and other consulting services to the Company as set out herein during the term of this Agreement and WFM hereby accepts these terms and undertakes to perform all the duties and obligations assumed by him hereunder.

2. The Company engages the WFM to manage its businesses as its President in conjunction with the Chief Executive Officer of the Company and Maurice Simpson and WFM hereby accepts these terms and undertakes to perform all the duties and obligations assumed by it hereunder. This agreement encompasses all agreements in effect verbally.

3. WFM shall furnish the specific services required to assist with the direction, management and general conduct and supervision of the business of the Company as may be requested of WFM by the directors of the Company from time to time provided it is understood that WFM's services to the Company are not exclusive and WFM is engaged in other business dealings and provided further that it is understood and agreed that Metro Law Office may, from time to time, provide legal services to the Company utilizing the services of WFM which are separate from his duties as President and for which the Company will be billed by Metro Law Office.

4. WFM shall supervise the Company's operations and shall perform all other duties related thereto subject always to the policy directives of the directors of the Company.

5. WFM shall report to the directors of the Company or such other delegates of the Company as may be designated by the directors from time to time.

6. WFM agrees to use its best efforts to carry out its duties and obligations hereunder and to promote the business and affairs of the Company and WFM shall perform the services required to be provided by it hereunder conscientiously and to the full limit of his ability, and shall well and faithfully serve the Company during the continuation of this Agreement and he shall promptly and faithfully comply with all reasonable requests, instructions, directions, rules and regulations of the Company.

7. This Agreement shall be for a term of five years from the date first above written and shall continue and shall not be terminated by the Company for any reason or cause whatsoever and the said term shall be automatically renewed for successive terms of two years each unless terminated by WFM at any time on two months notice or unless the Company shall deliver to WFM written notice of the termination of this Agreement at least six calendar months prior to the expiration of the original term of five years or prior to the expiration of any successive two year term then in force. If the Company shall cancel this Agreement at the end of the said five year term or at the end of any successive two year term then in force, the Company shall pay to WFM, on the termination of this Agreement as provided herein, the sum of $500,000.00 forthwith upon such termination.

8. During the original term of this Agreement and successive renewal terms thereof, the Company shall pay to WFM as a consulting fee, commensurate with the earnings of the Company (calculated without deducting as an expense, any fees, bonuses or other amounts paid to WFM, Dana Herbert Shaw, Maurice, or any other director, officer, or executive of the Company), amounts calculated as follows:

         (a) commencing on October 15th 1998 and continuing until the Company has net quarterly earnings of $250,000 calculated in accordance with generally accepted accounting principals ("GAAP"), $6,000 per month in two installments of $3,000 each on the 1st and 15th day of each and every month until the month immediately following the first calendar quarter in which the Company had net quarterly earnings of $250,000 as aforesaid and provided that until such time as the Company has money available to make such payments, the amounts shall be recorded in the books of the Company as a debt owing to WFM to be paid as soon as the Company has money available and provided that,

         (b) from the 15th of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $250,000 calculated in accordance with GAAP as aforesaid and continuing until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $500,000 calculated in accordance with GAAP, the Company will pay to WFM, in lieu of the $6,000 per month, $8,000 per month in two installments of $4,000 each on the lst and 15th days of each and every month and provided that,

         (c) from the 1st of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $500,000 calculated in accordance with GAAP as aforesaid until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $1,000,000 calculated in accordance with GAAP, the Company will pay to WFM, in lieu of the $8,000 per month, $12,000 per month in two installments of S6,000 each on the lst and 15th days of each and every month and provided that,

         (d) from the 1st of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $1,000,000 calculated in accordance with GAAP as aforesaid until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $3,000,000 calculated in accordance with GAAP, the Company will pay to WFM, in lieu of the $12,000 per month, $16,000 per month in two installments of $8,000 each on the lst and 15th days of each and every month and provided that,

         (e) from the 15th of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $3,000,000 calculated in accordance with GAAP as aforesaid until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $6,000,000 calculated in accordance with GAAP, the Company will pay to WFM, in lieu of the $16,000 per month, $24,000 per month in two installments of $12,000 each on the 1st and 15th days of each and every month and provided that,

         (f) from and after the first of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $6,000,000 calculated in accordance with GAAP as aforesaid, the Company will pay to WFM, in lieu of the $24,000 per month, $44,000 per month in two installments of $22,000 each on the 1st and 15th days of each and every month.

      Thereafter such compensation shall be reviewed from time to time by the board of directors, no less than annually, and may be increased as the board of directors in their discretion may decide. The above compensation is in addition to any bonuses, stock options or shareholders dividends that WFM may receive in the discretion of the Board of Directors of the Company.

10. During the initial term or any successive term hereof WFM shall be entitled to unavailable to the Company during his vacations of up to eight weeks during each year, such vacation to be taken at such time or times as the Board of Directors of the Company may agree.

11. WFM shall be reimbursed for all travelling and other expenses properly incurred by him in connection with his duties hereunder and for all such expenses shall furnish to the Company, as appropriate, statements and vouchers as and when required.

12. WFM shall submit oral or written reports in such form and to such persons as the Board of Directors of the Company may from time to time direct.

13. WFM shall not, without the consent of the Board of Directors of the Company, either during the continuance of this Agreement or at any time thereafter disclose the private affairs or any secrets of the Company to any person other than the Directors or Senior Officers of the Company and shall not use for his own purposes or for any purpose other than those of the Company such information he may now have or may hereafter acquire in relation to the business or affairs of the Company. For greater clarity, WFM acknowledges that the Company shall be entitled to, and shall own, solely and exclusively, all intellectual property rights in the Project including the intellectual property rights and any modifications, adaptations, transformations, revisions, improvements, enhancements, translations or variations of the software now used in, or hereafter created for the Project and for the purpose of this Agreement, intellectual property rights shall mean:

         (a) All rights, title and interests in all copyright and, moral rights in the software expressed in any material form whatsoever;

         (b) All rights, title and interests in all confidential information and trade secret rights arising under the common law, provincial law, federal law and laws of foreign countries and related to proprietary and confidential information embodied in the software or otherwise arising in the Project;

         (c) All rights, title and interests in all trademark and trade name rights under the common law, provincial law, federal law and laws of foreign countries relating to the software or the Project; and

         (d) All rights, title and interest in any and all inventions embodied in the software including all modifications, enhancements and improvements thereto whether or not patentable.

14. WFM shall not, without the prior written consent of the Board of Directors of the Company for a period of two years after the termination of this Agreement either individually or in partnership or in conjunction with any person or persons, association, syndicate, company or corporation as principal, agent, major shareholder or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise or permit his name to be used or employed by any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in a project similar to the Project or any of the businesses carried on by the Company during the term of this Agreement.

15. If WFM shall, by reason of illness or mental or physical disability or incapacity, fail for six months in the aggregate, to perform his duties hereunder the Company may, by three months' notice in writing to WFM, terminate this Agreement, in which event this Agreement (except paragraphs 13 and 14 hereof, which paragraphs shall continue in force) shall be wholly determined upon the expiration of the said period of two months and the Company's further obligation to pay compensation to WFM under paragraph 8 and WFM's obligation to render services hereunder shall terminate as of the said termination date.

16. The relationship of the parties is as contractor and contractee and not as employer and employee and nothing herein contained shall be deemed to constitute an employer-employee relationship or a partnership between, or a joint venture by, the parties and neither party shall hold itself out contrary to the terms of this paragraph by any means whatsoever. Neither party shall be bound by or become liable for any representation, commitment, act or omission whatsoever of the other contrary to the provisions hereof.

17. The provisions of this Agreement shall enure to the benefit of and be binding upon the legal personal representatives of WFM and the successors and assigns of the Company, respectively.

18. If any covenant or provision herein is determined to be void or unenforceable in whole or in part it shall not be deemed to affect or impair the validity of any other covenant or provision hereof.

19. The parties acknowledge that it is their intent to take the Project public either by licensing the technology to, or vending the Company or the shares in the Company into a company ("Newco") that is listed, or intends to become listed, on a recognized stock exchange or is trading, or intends to be traded, on the over the counter market, and the Company covenants that any such license or vending it will be conditional on Newco assuming the obligations hereunder and the Company will assign this Agreement to Newco on the licensing or vend in and will ensure that Newco assumes the Company's obligations to ATM hereunder. After such a licensing or vend in, the net earnings referred to in paragraph 5 shall be the consolidated earnings of the Company and Newco. This paragraph will apply, mutatis mutandis, if it is decided that Newco will not be the public company but shall sell the shares or the Project to another company that is listed, or intends to become listed, on a recognized stock exchange or is trading, or intends to be traded, on the over the counter market.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first above written.

THE CORPORATE SEAL of               )
SSA COUPON LTD. was hereunto        )
affixed in the presence of          )
                                    )                       c/s
  /s/ Maurice Simpson               )
-------------------------------     )
                                    )
-------------------------------     )


SIGNED, SEALED AND DELIVERED        )
by WILLIAM FREDRIC MURRAY           )
in the presence of:                 )
                                    )
------------------------------      )
Name                                )
                                    )       /s/ William Frederic Murray
                                    )       ------------------------------------
------------------------------      )       WILLIAM FREDERIC MURRAY
Address                             )
                                    )
                                    )
------------------------------      )
Occupation                          )





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